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                                  EXHIBIT 99.1


             GEON TO INVEST $19 MILLION TO MODERNIZE ILLINOIS PLANT

Cleveland, Ohio -September 9, 1998 - The Geon Company (NYSE: GON) announced today a $19 million modernization and expansion of its Henry, Illinois, specialty polyvinyl chloride (PVC) dispersion resin plant. The capital investment will create a state-of-the art manufacturing line and expand capacity by approximately 25 percent, enabling Geon to continue to meet growing demand for its products.

The modernization, which will begin later this year, will be completed in the third quarter of 1999. Production at the plant will continue during the project.

Geon's upgrade of the Henry facility will ensure continued production of consistent, high-quality products and will guarantee a reliable supply to a broad range of customers.

"This investment in new technologies is further demonstration of our progress toward building valued businesses that create improved earnings growth for Geon," said Thomas A. Waltermire, Geon president and chief operating officer. "This project testifies to the dedication the entire specialty dispersion resin team has put forth, especially our people at Henry."

Geon's Henry plant employs 100 people and is an important source of specialty dispersion resin for use in the top wear layer of vinyl flooring, as well as in the decal and metal coating markets. Specialty dispersion resins have additional applications in automotive products, fabric coatings and commercial carpet backing. The Henry plant also produces blending and powder coating PVC resins.

The Geon Company is a leading North American-based polymer technology and service company with operations in PVC compounds and other value-added products and services, as well as in PVC resins. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ more than 2,400 people and have 24 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Europe, Australia and Southeast Asia. Geon recorded revenues of $1.25 billion for the year ended December 31, 1997. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. are available on the Internet at http://www.geon.com.